Exhibit 4.1

                                FOURTH AMENDMENT
                                       TO
                                RIGHTS AGREEMENT

         THIS FOURTH AMENDMENT to that certain Rights Agreement dated February 11, 1999 (the "Agreement"), by and between Per-Se Technologies, Inc., a Delaware corporation ("Per-Se"), and American Stock Transfer & Trust Company, a New York banking corporation, as Rights Agent (the "Rights Agent"), is made and entered into this 18th day of February, 2005.

         WHEREAS, the Agreement provides for the dividend distribution of one Right for each share of outstanding Common Stock of Per-Se, each Right initially representing the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock;

         WHEREAS, Per-Se and the Rights Agent have entered into three previous amendments to the Agreement, each relating to exclusions from the definition of "Acquired Person"; and

         WHEREAS, the Company desires to further amend the Agreement to (i) remove the "slow hand" provisions contained in Section 23(c) of the Agreement that restrict the actions of or place procedural obligations on the Company's Board of Directors in certain circumstances and (ii) add a three-year independent director evaluation ("TIDE") provision.

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties agree as follows:

1. AMENDMENTS TO SECTION 1:

                  (a) The text contained in Section 1(a) (the definition of "Acquiring Person"), clause (x)(iv), is hereby amended by deleting the words "during the Special Period (as defined in Section 23(c) hereof) or".

                  (b) The text contained in Section 1(d) (the definition of "Affected Transaction") is hereby deleted in its entirety.

                  (c) The text contained in Section 1(r) (the definition of "Independent Advisor") is hereby deleted in its entirety.

                  (d) The text contained in Section 1(s) (the definition of "Interest") is hereby deleted in its entirety.

                  (e) The text contained in Section 1(ff) (the definition of "Special Period") is hereby deleted in its entirety.

                  (f) The text contained in Section 1(mm) (the definition of "Transaction") is hereby deleted in its entirety.

                  (g) The text contained in Section 1(oo) (the definition of "Value Enhancement Procedures") is hereby deleted in its entirety.

                  (h) The following new Section 1(pp) is hereby added to the end of Section 1 as follows: "(pp) "TIDE Committee" shall have the meaning set forth in Section 29(b) hereof."
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2. AMENDMENTS TO SECTION 3:

                  (a) Section 3(a), clause (ii), is amended by deleting the words ", provided, however, that no deferral of a Distribution Date by the Board pursuant to this clause (ii) may be made at any time during the Special Period".

3. AMENDMENTS TO SECTION 11:

                  (a) Section 11(a)(ii), clause (b) is amended by deleting the words "(provided, however, that no such determination shall be made during the Special Period)".

4. AMENDMENTS TO SECTION 23:

                  (a) Section 23(c) is hereby deleted in its entirety.

5. AMENDMENTS TO SECTION 27:

                  (a) Section 27(b) is amended by deleting the words "during the Special Period or".

6. AMENDMENTS TO SECTION 29:

                  Section 29 is hereby amended and restated in its entirety to read as follows:

                  (a) For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to
         (i) interpret the process of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause
         (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board of Directors, or any of the directors on the Board of Directors, to any liability to the holders of the Rights.

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

                  (b) It is understood that the TIDE Committee (as described below) of the Board of Directors shall review and evaluate this Agreement in order to consider whether the maintenance of this Agreement continues to be in the best interests of the Company, its stockholders and other relevant constituencies of the Company at least once every three years, or sooner than that if (i) any Person shall have made a proposal to the Company or its stockholders, or taken any other action, that, if effective, could cause such Person to become an Acquiring Person hereunder, and (ii) a majority of the members of the TIDE Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following each such review, the TIDE Committee shall communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be redeemed. The TIDE Committee shall be comprised of members of the Board of Directors who are not officers, employees or Affiliates of the Company and shall be the Corporate Governance Committee of the Board of Directors as long as the members of the Corporate Governance Committee meet such requirements.

                  (c) The TIDE Committee and the Board of Directors, when considering whether this Agreement should be modified or the Rights should be redeemed, shall have the power to set their own agenda and to retain at the expense of the Company their choice of legal counsel, investment bankers and other advisors. The TIDE Committee and the Board of Directors, when considering whether this Agreement should be modified or the Rights should be redeemed, shall have the authority to review all information of the Company and to consider any and all factors they deem relevant to an evaluation of whether this Agreement should be modified or the Rights should be redeemed.

7. AMENDMENTS TO EXHIBIT C:

                  (a) The second paragraph of Exhibit C is amended by deleting the words ", provided, however, that no deferral of a Distribution Date by the Board pursuant to the terms of the Rights Agreement described in this clause (ii) may be made at any time during the Special Period (as defined below)".

                  (b) The tenth paragraph of Exhibit C is hereby deleted in its entirety.

                  (c) The second sentence of the penultimate paragraph of Exhibit C is amended by deleting the words "during the Special Period or".

8. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

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




9. Except as specifically amended herein, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, each of the parties has caused this Fourth Amendment to the Agreement to be executed by its duly authorized representative as of the day and year first above written.

PER-SE TECHNOLOGIES, INC.                AMERICAN STOCK  TRANSFER &
                                         TRUST  COMPANY,  as Rights
                                         Agent


By: /s/ PHILIP M. PEAD                   By: /s/ HERBERT J. LEMMER
   ---------------------------------     -----------------------------------
     Philip M. Pead                          Name:   Herbert J. Lemmer
     Chairman, President                     Title:  Vice President
     and Chief Executive Officer



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